Exhibit 1.2

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Leading Dairy Company Uses Ross Supply Chain Solution from CDC Software to Improve Forecasting and Meet Scan-Based Trading Mandate

Guida’s Milk and Ice Cream gains competitive advantage with enhanced forecasting capabilities and retains one of its largest customers with rapid implementation of Ross SCM

ATLANTA– October 16, 2006 – Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that Guida’s Milk and Ice Cream, a premier dairy based in New England, has achieved significant business improvements with Ross’ supply chain management (SCM) solution. Optimizing Guida’s forecasting capabilities and enabling the dairy company to meet one of its largest customer’s scan-based trading (SBT) mandate, Ross SCM has improved operational efficiencies and driven cost savings and competitive advantage.

Guida’s selected Ross SCM to address two critical business issues. First, the company needed a forecasting application that would handle all of the inherent variability in the business, capable of replenishing orders based on true demand versus previous order quantities. Without a more efficient method, Guida’s would continue to face overstock issues, as well as frequent stockouts, resulting in costly special deliveries in order to keep customer commitments.

Secondly, Guida’s turned to Ross SCM to meet the SBT mandate set by one of its largest customers, a major grocery chain. Since enabling SBT – the process of using point-of-sale scan data to manage payment, promotion and replenishment of products– was new to Guida’s and the company faced a tight deadline, it was a daunting challenge.

“Guida’s future with this very large customer hinged on the success of Ross SCM and our new SBT capabilities – failure was not an option,” said Joel Bartolome, IT manager for Guida’s. “Ross SCM fit our needs so well right out of the box that there was no need for customization. Because of this, and Ross’ commitment to meeting our customer-mandated go-live date, the implementation went very well and the Ross SCM is a huge success.”

Guida’s implemented Ross SCM within 45 days during its busiest season to meet the SBT mandate, while its competitor scrambled and failed to meet the deadline. In addition, with Ross SCM, shipped orders reflect true customer demand, saving Guida’s more than $4,000 a month by eliminating the need for special deliveries based on inaccurate forecasting.

“CDC Software is focused on helping companies like Guida’s become customer-driven market leaders, demonstrating a superior ability to understand, attract and keep valuable customers,” said Beth Berndt, director of Industry Solutions at Ross, focused on the food and beverage sector. “With Ross SCM, Guida’s is able to deliver a responsive, differentiated and superior customer experience while running their business more productively, efficiently and profitably.”

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

 About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Guida’s
A family-owned company since 1886, Guida’s Milk & Ice Cream is one of the largest independent dairies in New England and delivers fresh dairy and dairy related products throughout Southern New England. Guida’s also processes a full line of ice cream mixes, fruit juices, fruit drinks and water to meet all of its customers’ needs. Guida’s Milk & Ice Cream was recently included in the list of the top 100 dairy processors in the United States in the June 2003 issue of Dairy Field Magazine.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross ERP to address the needs of food and beverage customers such as the ability to meet scan-based trading (SBT) mandates, improve operational efficiencies and drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the food and beverage industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the food and beverage industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow food and beverage companies to compete more effectively and changes in the type of information required to compete in the life sciences industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.